SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 3)



                             AMC ENTERTAINMENT INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    00169100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 14, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]     Rule 13d-1(b)
         [X]     Rule 13d-1(c)
         [ ]     Rule 13d-1(d)

CUSIP No. 00169100                      13G                         Page 2 of 27


      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Capital Management

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [ ]
                                                                        (b)  [ ]

      3        SEC USE ONLY

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York

 NUMBER OF                5        SOLE VOTING POWER
   SHARES
BENEFICIALLY                       0
  OWNED BY
    EACH                  6        SHARED VOTING POWER
 REPORTING
PERSON WITH                        1,887,122*

                          7        SOLE DISPOSITIVE POWER

                                   0

                          8        SHARED DISPOSITIVE POWER

                                   4,205,024

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,205,024 shares of Common Stock

      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                           [ ]

      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               11.8%

      12       TYPE OF REPORTING PERSON

               PN


(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                      13G                         Page 3 of 27


      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Capital Partners V, L.P.

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [ ]
                                                                        (b)  [ ]

      3        SEC USE ONLY

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

 NUMBER OF                5        SOLE VOTING POWER
   SHARES
BENEFICIALLY                       1,346,354*
  OWNED BY
    EACH                  6        SHARED VOTING POWER
 REPORTING
PERSON WITH                        0

                          7        SOLE DISPOSITIVE POWER

                                   2,994,326

                          8        SHARED DISPOSITIVE POWER

                                   0

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,994,326 shares of Common Stock

      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                           [ ]

      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               8.4%

      12       TYPE OF REPORTING PERSON

               PN


(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                      13G                         Page 4 of 27


      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Capital Partners V FTE, L.P.

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [ ]
                                                                        (b)  [ ]

      3        SEC USE ONLY

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

 NUMBER OF                5        SOLE VOTING POWER
   SHARES
BENEFICIALLY                       491,203*
  OWNED BY
    EACH                  6        SHARED VOTING POWER
 REPORTING
PERSON WITH                        0

                          7        SOLE DISPOSITIVE POWER

                                   1,100,434

                          8        SHARED DISPOSITIVE POWER

                                   0

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,100,434 shares of Common Stock

      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                           [ ]

      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               3.1%

      12       TYPE OF REPORTING PERSON

               PN


(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                      13G                         Page 5 of 27


      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Capital Partners V Germany, L.P.

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [ ]
                                                                        (b)  [ ]

      3        SEC USE ONLY

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

 NUMBER OF                5        SOLE VOTING POWER
   SHARES
BENEFICIALLY                       49,565*
  OWNED BY
    EACH                  6        SHARED VOTING POWER
 REPORTING
PERSON WITH                        0

                          7        SOLE DISPOSITIVE POWER

                                   110,264

                          8        SHARED DISPOSITIVE POWER

                                   0

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               110,264 shares of Common Stock

      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                           [ ]

      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.3%

      12       TYPE OF REPORTING PERSON

               PN


(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                      13G                         Page 6 of 27


      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Investment Partners, L.P.

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [ ]
                                                                        (b)  [ ]

      3        SEC USE ONLY

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

 NUMBER OF                5        SOLE VOTING POWER
   SHARES
BENEFICIALLY                       0
  OWNED BY
    EACH                  6        SHARED VOTING POWER
 REPORTING
PERSON WITH                        1,887,122*

                          7        SOLE DISPOSITIVE POWER

                                   0

                          8        SHARED DISPOSITIVE POWER

                                   4,205,024

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,205,024 shares of Common Stock

      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                           [ ]

      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               11.8%

      12       TYPE OF REPORTING PERSON

               PN


(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                      13G                         Page 7 of 27


      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               MJDM Corp.

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [ ]
                                                                        (b)  [ ]

      3        SEC USE ONLY

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

 NUMBER OF                5        SOLE VOTING POWER
   SHARES
BENEFICIALLY                       0
  OWNED BY
    EACH                  6        SHARED VOTING POWER
 REPORTING
PERSON WITH                        1,887,122*

                          7        SOLE DISPOSITIVE POWER

                                   0

                          8        SHARED DISPOSITIVE POWER

                                   4,205,024

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,205,024 shares of Common Stock

      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                           [ ]

      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               11.8%

      12       TYPE OF REPORTING PERSON

               PN


(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                      13G                         Page 8 of 27


      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Four JK Corp.

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [ ]
                                                                        (b)  [ ]

      3        SEC USE ONLY

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

 NUMBER OF                5        SOLE VOTING POWER
   SHARES
BENEFICIALLY                       0
  OWNED BY
    EACH                  6        SHARED VOTING POWER
 REPORTING
PERSON WITH                        1,887,122*

                          7        SOLE DISPOSITIVE POWER

                                   0

                          8        SHARED DISPOSITIVE POWER

                                   4,205,024

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,205,024 shares of Common Stock

      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                           [ ]

      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               11.8%

      12       TYPE OF REPORTING PERSON

               PN


(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                      13G                         Page 9 of 27


      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               ALCR Corp.

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [ ]
                                                                        (b)  [ ]

      3        SEC USE ONLY

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

 NUMBER OF                5        SOLE VOTING POWER
   SHARES
BENEFICIALLY                       0
  OWNED BY
    EACH                  6        SHARED VOTING POWER
 REPORTING
PERSON WITH                        1,887,122*

                          7        SOLE DISPOSITIVE POWER

                                   0

                          8        SHARED DISPOSITIVE POWER

                                   4,205,024

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,205,024 shares of Common Stock

      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                           [ ]

      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               11.8%

      12       TYPE OF REPORTING PERSON

               PN


(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                      13G                        Page 10 of 27


      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Andrew Sandler

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [ ]
                                                                        (b)  [ ]

      3        SEC USE ONLY

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

 NUMBER OF                5        SOLE VOTING POWER
   SHARES
BENEFICIALLY                       0
  OWNED BY
    EACH                  6        SHARED VOTING POWER
 REPORTING
PERSON WITH                        1,887,122*

                          7        SOLE DISPOSITIVE POWER

                                   0

                          8        SHARED DISPOSITIVE POWER

                                   4,205,024

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,205,024 shares of Common Stock

      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                           [ ]

      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               11.8%

      12       TYPE OF REPORTING PERSON

               IN


(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                      13G                        Page 11 of 27


      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Michael J. Marocco

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [ ]
                                                                        (b)  [ ]

      3        SEC USE ONLY

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

 NUMBER OF                5        SOLE VOTING POWER
   SHARES
BENEFICIALLY                       0
  OWNED BY
    EACH                  6        SHARED VOTING POWER
 REPORTING
PERSON WITH                        1,887,122*

                          7        SOLE DISPOSITIVE POWER

                                   0

                          8        SHARED DISPOSITIVE POWER

                                   4,205,024

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,205,024 shares of Common Stock

      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                           [ ]

      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               11.8%

      12       TYPE OF REPORTING PERSON

               IN


(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                      13G                        Page 12 of 27


      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               John Kornreich

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [ ]
                                                                        (b)  [ ]

      3        SEC USE ONLY

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

 NUMBER OF                5        SOLE VOTING POWER
   SHARES
BENEFICIALLY                       40,000
  OWNED BY
    EACH                  6        SHARED VOTING POWER
 REPORTING
PERSON WITH                        1,887,122*

                          7        SOLE DISPOSITIVE POWER

                                   40,000

                          8        SHARED DISPOSITIVE POWER

                                   4,205,024

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,245,024 shares of Common Stock

      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                           [ ]

      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               11.9%

      12       TYPE OF REPORTING PERSON

               IN


(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                      13G                        Page 13 of 27


SCHEDULE 13G
------------


Item 1.

     (a)  Name of Issuer: AMC Entertainment Inc.

     (b)  Address of Issuer's Principal Executive Offices:
          106 West 14th Street
          Kansas City, Missouri 64141

Item 2.

1.   (a)  Name of Person Filing: Sandler Capital Management

     (b)  Address of Principal Business Office, or, if none, Residence:
          767 Fifth Avenue
          New York, New York 10153

     (c)  Citizenship or Place of Organization:
          Sandler Capital Management is a general partnership organized under the laws of the State of New York.

     (d)  Title of Class of Securities: Common Stock, 66 2/3 cents par value

     (e)  CUSIP Number: 001669100

2.   (a)  Name of Person Filing: Sandler Capital Partners V, L.P. ("Sandler V")

     (b)  Address of Principal Business Office, or, if none, Residence:
          767 Fifth Avenue
          New York, New York 10153

     (c)  Citizenship or Place of Organization:
          Sandler V is a limited partnership organized under the laws of the State of Delaware.

     (d)  Title of Class of Securities: Common Stock, 66 2/3 cents par value

     (e)  CUSIP Number: 001669100

3. (a) Name of Person Filing: Sandler Capital Partners V FTE, L.P. ("Sandler V FTE")

CUSIP No. 00169100                      13G                        Page 14 of 27


     (b)  Address of Principal Business Office, or, if none, Residence:
          767 Fifth Avenue
          New York, New York 10153

     (c)  Citizenship or Place of Organization:
          Sandler V FTE is a limited partnership organized under the laws of the State of Delaware.

     (d)  Title of Class of Securities: Common Stock, 66 2/3 cents par value

     (e)  CUSIP Number: 001669100

4. (a) Name of Person Filing: Sandler Capital Partners V Germany, L.P. ("Sandler V Germany")

     (b)  Address of Principal Business Office, or, if none, Residence:
          767 Fifth Avenue
          New York, New York 10153

     (c)  Citizenship or Place of Organization:
          Sandler V Germany is a limited partnership organized under the laws of the State of Delaware.

     (d)  Title of Class of Securities: Common Stock, 66 2/3 cents par value

     (e)  CUSIP Number: 001669100

5.   (a)  Name of Person Filing: Sandler Investment Partners, L.P.

     (b)  Address of Principal Business Office, or, if none, Residence:
          767 Fifth Avenue
          New York, New York 10153

     (c)  Citizenship or Place of Organization:
          Sandler Investment Partners, L.P. is a limited partnership organized under the laws of the State of Delaware.

     (d)  Title of Class of Securities: Common Stock, 66 2/3 cents par value

     (e)  CUSIP Number: 001669100

6.   (a)  Name of Person Filing: MJDM Corp.

CUSIP No. 00169100                      13G                        Page 15 of 27


     (b)  Address of Principal Business Office, or, if none, Residence:
          767 Fifth Avenue
          New York, New York 10153

     (c)  Citizenship or Place of Organization:
          MJDM Corp. is a corporation organized under the laws of the State of New York.

     (d)  Title of Class of Securities: Common Stock, 66 2/3 cents par value

     (e)  CUSIP Number: 001669100

7.   (a)  Name of Person Filing: Four JK Corp.

     (b)  Address of Principal Business Office, or, if none, Residence:
          767 Fifth Avenue
          New York, New York 10153

     (c)  Citizenship or Place of Organization:
          Four JK Corp. is a corporation organized under the laws of the State of Delaware.

     (d)  Title of Class of Securities: Common Stock, 66 2/3 cents par value

     (e)  CUSIP Number: 001669100

8.   (a)  Name of Person Filing: ALCR Corp.

     (b)  Address of Principal Business Office, or, if none, Residence:
          767 Fifth Avenue
          New York, New York 10153

     (c)  Citizenship or Place of Organization:
          ALCR Corp. is a corporation organized under the laws of the State of New York.

     (d)  Title of Class of Securities: Common Stock, 66 2/3 cents par value

     (e)  CUSIP Number: 001669100

9.   (a)  Name of Person Filing: Andrew Sandler

     (b)  Address of Principal Business Office, or, if none, Residence:
          767 Fifth Avenue
          New York, New York 10153

     (c)  Citizenship or Place of Organization: United States

CUSIP No. 00169100                      13G                        Page 16 of 27


     (d)  Title of Class of Securities: Common Stock, 66 2/3 cents par value

     (e)  CUSIP Number: 001669100

10.  (a)  Name of Person Filing: Michael J. Marocco

     (b)  Address of Principal Business Office, or, if none, Residence:

          767 Fifth Avenue
          New York, New York 10153

     (c)  Citizenship or Place of Organization: United States

     (d)  Title of Class of Securities: Common Stock, 66 2/3 cents par value

     (e)  CUSIP Number: 001669100

11.  (a)  Name of Person Filing: John Kornreich

     (b)  Address of Principal Business Office, or, if none, Residence:
          767 Fifth Avenue
          New York, New York 10153

     (c)  Citizenship or Place of Organization: United States

     (d)  Title of Class of Securities: Common Stock, 66 2/3 cents par value

     (e)  CUSIP Number: 001669100

Item 3.   If This Statement is Filed  Pursuant to Rule 13d-1(b),  or 13d-2(b) or
          (c), Check Whether the Person Filing is a:

          Not applicable.

Item 4.   Ownership.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          1.   Sandler Capital Management:

          (a) Amount beneficially owned: 4,205,024(1)(3) shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc. Reporting Person is managed by a committee (the "Management Committee") consisting of the principal stockholders of ALCR Corp., MJDM Corp., and Four JK

CUSIP No. 00169100                      13G                        Page 17 of 27


               Corp. (Andrew Sandler, Michael J. Marocco and John Kornreich). All decisions regarding Sandler V, Sandler V FTE and Sandler V Germany's investment in the securities of the Issuer require the consent of the Management Committee. Sandler Capital Management is the general partner of Sandler Investment Partners, L.P., which is the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

               (b)  Percent of class: 11.8%

               (c)  Number of shares as to which the person has:

                    (i)  Sole power to vote or to direct the vote: 0 shares

                    (ii) Shared   power  to  vote  or  to   direct   the   vote:
                         1,887,122(2) shares

                    (iii)Sole power to dispose or to direct the  disposition of:
                         0 shares

                    (iv) Shared  power to dispose  or to direct the  disposition of: 4,205,024(1) shares

          2.   Sandler Capital Partners V, L.P.:

               (a) Amount beneficially owned: 2,994,326 shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc.

               (b)  Percent of class: 8.4%

               (c)  Number of shares as to which the person has:

                    (i) Sole power to vote or to direct the vote: 1,346,354(2) shares

                    (ii) Shared power to vote or to direct the vote: 0 shares

                    (iii)Sole power to dispose or to direct the  disposition of:
                         2,994,326 shares

                    (iv) Shared  power to dispose  or to direct the  disposition of: 0 shares

          3.   Sandler Capital Partners V FTE, L.P.:

               (a) Amount beneficially owned: 1,100,434 shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc.

               (b)  Percent of class: 3.1%

CUSIP No. 00169100                      13G                        Page 18 of 27


               (c)  Number of shares as to which the person has:

                    (i) Sole power to vote or to direct the vote: 491,203(2) shares

                    (ii) Shared power to vote or to direct the vote: 0 shares

                    (iii)Sole power to dispose or to direct the  disposition of:
                         1,100,434 shares

                    (iv) Shared  power to dispose  or to direct the  disposition of: 0 shares

          4.   Sandler Capital Partners V Germany, L.P.

               (a) Amount beneficially owned: 110,264 shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc.

               (b)  Percent of class: 0.3%

               (c)  Number of shares as to which the person has:

                    (i) Sole power to vote or to direct the vote: 49,565(2) shares

                    (ii) Shared power to vote or to direct the vote: 0 shares

                    (iii)Sole power to dispose or to direct the  disposition of:
                         110,264 shares

                    (iv) Shared  power to dispose  or to direct the  disposition of: 0 shares

          5.   Sandler Investment Partners, L.P.:

               (a) Amount beneficially owned: 4,205,024 (1)(3) shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc. Sandler Investment Partners, L.P. is the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

               (b)  Percent of class: 11.8%

               (c)  Number of shares as to which the person has:

                    (i)  Sole power to vote or to direct the vote: 0 shares

CUSIP No. 00169100                      13G                        Page 19 of 27


                    (ii) Shared   power  to  vote  or  to   direct   the   vote:
                         1,887,122(2) shares

                    (iii)Sole power to dispose or to direct the  disposition of:
                         0 shares

                    (iv) Shared power to dispose or to direct the disposition of
                         4,205,024 (1) shares

          6.   ALCR Corp.:

               (a) Amount beneficially owned: 4,205,024 (1)(3) shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc. Reporting Person is a general partner of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., which is the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

               (b)  Percent of class: 11.8%

               (c)  Number of shares as to which the person has:

                    (i)  Sole power to vote or to direct the vote: 0 shares

                    (ii) Shared   power  to  vote  or  to   direct   the   vote:
                         1,887,122(2) shares

                    (iii)Sole power to dispose or to direct the  disposition of:
                         0 shares

                    (iv) Shared  power to dispose  or to direct the  disposition of: 4,205,024 (1) shares

          7.   MJDM Corp.:

               (a) Amount beneficially owned: 4,205,024 (1)(3) shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc. Reporting Person is a general partner of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., which is the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

               (b)  Percent of class: 11.8%

               (c)  Number of shares as to which the person has:

                    (i)  Sole power to vote or to direct the vote: 0 shares

                    (ii) Shared   power  to  vote  or  to   direct   the   vote:
                         1,887,122(2) shares

                    (iii)Sole power to dispose or to direct the  disposition of:
                         0 shares

CUSIP No. 00169100                      13G                        Page 20 of 27


                    (iv) Shared  power to dispose  or to direct the  disposition of: 4,205,024 (1) shares

          8.   Four JK Corp.:

               (a) Amount beneficially owned: 4,205,024 (1)(3) shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc. Reporting Person is a general partner of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., which is the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

               (b)  Percent of class: 11.8%

               (c)  Number of shares as to which the person has:

                    (i)  Sole power to vote or to direct the vote: 0 shares

                    (ii) Shared   power  to  vote  or  to   direct   the   vote:
                         1,887,122(2) shares

                    (iii)Sole power to dispose or to direct the  disposition of:
                         0 shares

                    (iv) Shared  power to dispose  or to direct the  disposition of: 4,205,024 (1) shares

          9.   Andrew Sandler:

               (a) Amount beneficially owned: 4,205,024 (1)(3) shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc. Reporting Person is the sole shareholder of ALCR Corp., a member of the Management Committee of Sandler Capital
                    Management  and  a  Managing  Director  of  Sandler  Capital
                    Management, which is the general partner of Sandler Investment Partners, L.P., the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

               (b)  Percent of class: 11.8%

               (c)  Number of shares as to which the person has:

                    (i)  Sole power to vote or to direct the vote: 0 shares

                    (ii) Shared   power  to  vote  or  to   direct   the   vote:
                         1,887,122(2) shares

                    (iii)Sole power to dispose or to direct the  disposition of:
                         0 shares

CUSIP No. 00169100                      13G                        Page 21 of 27


                    (iv) Shared  power to dispose  or to direct the  disposition of: 4,205,024 (1) shares

          10.  Michael J. Marocco:

               (a) Amount beneficially owned: 4,205,024 (1)(3) shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc. Reporting Person is the sole shareholder of MJDM Corp., a member of the Management Committee of Sandler Capital
                    Management  and  a  Managing  Director  of  Sandler  Capital
                    Management, which is the general partner of Sandler Investment Partners, L.P., the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

               (b)  Percent of class: 11.8%

               (c)  Number of shares as to which the person has:

                    (i)  Sole power to vote or to direct the vote: 0 shares

                    (ii) Shared   power  to  vote  or  to   direct   the   vote:
                         1,887,122(2) shares

                    (iii)Sole power to dispose or to direct the  disposition of:
                         0 shares

                    (iv) Shared  power to dispose  or to direct the  disposition of: 4,205,024 (1) shares

          11.  John Kornreich:

               (a) Amount beneficially owned: 4,245,024 (1)(3)(4) shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc. Reporting Person is the majority shareholder of Four JK Corp., a member of the Management Committee of Sandler
                    Capital Management, and a Managing Director of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., the general partner of Sandler V, Sandler V FTE, and Sandler V Germany. Reporting Person is also the sole general partner of JK Media Limited Partnership.

               (b)  Percent of class: 11.9%

               (c)  Number of shares as to which the person has:

                    (i)  Sole power to vote or to direct the vote: 40,000 shares

                    (ii) Shared   power  to  vote  or  to   direct   the   vote:
                         1,887,122(2) shares

                    (iii)Sole power to dispose or to direct the  disposition of:
                         40,000 shares

                    (iv) Shared  power to dispose  or to direct the  disposition of: 4,205,024 (1) shares

-------------------------

(1)  Includes   2,994,326,   1,100,434  and  110,264   shares  of  Common  Stock
     beneficially owned by Sandler V, Sandler V FTE and Sandler V Germany, respectively.

(2) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain
     Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

(3) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

(4)  Includes   40,000  shares  of  Common  Stock  owned  by  JK  Media  Limited
     Partnership, of which Mr. Kornreich is the sole general partner.

Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          See Item 4.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

          Not applicable.

CUSIP No. 00169100                      13G                        Page 23 of 27


Item 8.   Identification and Classification of Members of the Group.

          See Exhibit A for Joint Filing Agreement.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certifications.

          By signing below each party certifies that, to the best of his, her or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 00169100                      13G                        Page 24 of 27


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2003             SANDLER CAPITAL MANAGEMENT
                                     By:  MJDM Corp., a general partner

                                         /s/ Moira Mitchell
                                     By: ---------------------------------------
                                     Name:   Moira Mitchell
                                     Title:  President

Date:  February 14, 2003             SANDLER CAPITAL PARTNERS V, L.P.
                                     By:  Sandler Investment Partners, L.P.,
                                          general partner
                                     By:  Sandler Capital Management,
                                          general partner
                                     By:  MJDM Corp., a general partner

                                         /s/ Moira Mitchell
                                     By: ---------------------------------------
                                     Name:  Moira Mitchell
                                     Title: President

Date:  February 14, 2003             SANDLER CAPITAL PARTNERS V FTE, L.P.
                                     By:  Sandler Investment Partners, L.P.,
                                          general partner
                                     By:  Sandler Capital Management,
                                          general partner
                                     By:  MJDM Corp., a general partner

                                         /s/ Moira Mitchell
                                     By: ---------------------------------------
                                     Name:  Moira Mitchell
                                     Title: President

Date:  February 14, 2003             SANDLER CAPITAL PARTNERS V GERMANY, L.P.
                                     By:  Sandler Investment Partners, L.P.,
                                          general partner
                                     By:  Sandler Capital Management,
                                          general partner
                                     By:  MJDM Corp., a general partner

                                         /s/ Moira Mitchell
                                     By: ---------------------------------------
                                     Name:  Moira Mitchell
                                     Title: President

CUSIP No. 00169100                      13G                        Page 25 of 27


Date:  February 14, 2003             SANDLER INVESTMENT PARTNERS, L.P.
                                     By:  Sandler Capital Management,
                                          general partner
                                     By:  MJDM Corp., a general partner

                                         /s/ Moira Mitchell
                                     By: ---------------------------------------
                                     Name:  Moira Mitchell
                                     Title: President

Date:  February 14, 2003             ALCR CORP.

                                         /s/ Moira Mitchell
                                     By: ---------------------------------------
                                     Name:  Moira Mitchell
                                     Title: Secretary

Date:  February 14, 2003             MJDM CORP.

                                         /s/ Moira Mitchell
                                     By: ---------------------------------------
                                     Name:  Moira Mitchell
                                     Title: President

Date:  February 14, 2003             FOUR JK CORP.

                                         /s/ Moira Mitchell
                                     By: ---------------------------------------
                                     Name:  Moira Mitchell
                                     Title: President

                                         /s/ Andrew Sandler
Date:  February 14, 2003             By: ---------------------------------------
                                     Name: Andrew Sandler

                                         /s/ Michael J. Marocco
Date:  February 14, 2003             By: ---------------------------------------
                                     Name: Michael J. Marocco

                                         /s/ John Kornreich
Date:  February 14, 2003             By: ---------------------------------------
                                     Name: John Kornreich

CUSIP No. 00169100                      13G                        Page 26 of 27


                                    Exhibit A

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of AMC Entertainment, Inc and that this Agreement be included as an Exhibit to such statement.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the 14th day of February, 2003.

Date:  February 14, 2003              SANDLER CAPITAL MANAGEMENT
                                      By:  MJDM Corp., a general partner

                                          /s/ Moira Mitchell
                                      By: --------------------------------------
                                      Name:  Moira Mitchell
                                      Title: President

Date:  February 14, 2003              SANDLER CAPITAL PARTNERS V, L.P.
                                      By:  Sandler Investment Partners, L.P.,
                                           general partner
                                      By:  Sandler Capital Management,
                                           general partner
                                      By:  MJDM Corp., a general partner

                                          /s/ Moira Mitchell
                                      By: --------------------------------------
                                      Name:  Moira Mitchell
                                      Title: President

Date:  February 14, 2003              SANDLER CAPITAL PARTNERS V FTE, L.P.
                                      By:  Sandler Investment Partners, L.P.,
                                           general partner
                                      By:  Sandler Capital Management,
                                           general partner
                                      By:  MJDM Corp., a general partner

                                          /s/ Moira Mitchell
                                      By: --------------------------------------
                                      Name:  Moira Mitchell
                                      Title: President

Date:  February 14, 2003              SANDLER CAPITAL PARTNERS V GERMANY, L.P.
                                      By:  Sandler Investment Partners, L.P.,
                                           general partner
                                      By:  Sandler Capital Management,
                                           general partner
                                      By:  MJDM Corp., a general partner

                                          /s/ Moira Mitchell
                                      By: --------------------------------------
                                      Name:  Moira Mitchell
                                      Title: President

CUSIP No. 00169100                      13G                        Page 27 of 27



Date:  February 14, 2003              SANDLER INVESTMENT PARTNERS, L.P.
                                      By:  Sandler Capital Management,
                                           general partner
                                      By:  MJDM Corp., a general partner

                                          /s/ Moira Mitchell
                                      By: --------------------------------------
                                      Name:  Moira Mitchell
                                      Title: President

Date:  February 14, 2003              ALCR Corp.
                                          /s/ Moira Mitchell
                                      By: --------------------------------------
                                      Name:  Moira Mitchell
                                      Title: Secretary

Date:  February 14, 2003              MJDM Corp.
                                          /s/ Moira Mitchell
                                      By: --------------------------------------
                                      Name:  Moira Mitchell
                                      Title: President

Date:  February 14, 2003              Four JK Corp.
                                          /s/ Moira Mitchell
                                      By: --------------------------------------
                                      Name:  Moira Mitchell
                                      Title: President

                                          /s/ Andrew Sandler
Date:  February 14, 2003              By: --------------------------------------
                                      Name:  Andrew Sandler

                                          /s/ Michael J. Marocco
Date:  February 14, 2003              By: --------------------------------------
                                      Name:  Michael J. Marocco

                                          /s/ John Kornreich
Date:  February 14, 2003              By: --------------------------------------
                                      Name:  John Kornreich